SEVENTH AMENDMENT TO LEASE

This agreement made as of the 12th day of NOVEMBER, 2010, between Oral Roberts University, an Oklahoma corporation ("Landlord") and ENGlobal Engineering, Inc., a Texas Corporation ("Tenant").

WHEREAS, Landlord and Tenant entered into that certain "Lease Agreement" dated January 27, 2005 as amended by a First Amendment to Lease dated April 7, 2005, a Second Amendment to Lease dated June 13, 2005, a Third Amendment to Lease dated December 28, 2005, a Fourth Amendment to Lease dated February 27, 2006, a Fifth Amendment to Lease dated July 26, 2006, and a Sixth Amendment to Lease dated June 20, 2007 (as so amended, the "Lease")

WHEREAS, under the terms of the Lease, Tenant leases from Landlord office space consisting of total rentable square footage of 91,382 rentable square feet on the 25th, 29th, 30th, 32nd, 33rd, 34th, 35th, and 36th floors (the "Premises") in the building known as the CityPlex Towers Building which has a street address of 2448 E. 81st Street, Tulsa, Oklahoma 74137 (the "Building"), said Premises being more particularly described in the Lease;

WHEREAS, Landlord and Tenant (the "parties") now desire to amend and modify said Lease Agreement in the following particulars;

NOW THEREFORE, in consideration of the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. The provisions of this Agreement shall supersede any inconsistent provisions contained in the Lease, whether such inconsistent provisions are contained in the printed portion of the Lease or any addendum, rider or exhibit annexed thereto. All capitalized items not otherwise defined herein shall have the same meanings ascribed to them in the Lease.

2. **Premises.** On or before December 31, 2010, Tenant will vacate and surrender possession to Landlord of that portion of the Premises consisting of suites 2500, 2900, 3000 and 3200 which contain approximately 44,700 square feet of Net Rentable Area. Effective January 1, 2011, the Premises shall be modified to consist of 46,682 square feet of Net Rentable Area contained in suites 120, 3300, 3400, 3500 and 3600, as outlined in Exhibit "A."

3. **Tenant Improvements.** The Premises shall be delivered in "as-is" condition. No tenant improvements are contemplated in connection with this amendment.

4. **Lease Term.** The Lease Term is extended to expire on December 31, 2017, unless sooner terminated or extended to a later day under any other term or provision of the Lease.

5. **Base Rental.** Effective as of January 1, 2011, Base Rental shall be as follows during the Lease Term:

January 1, 2011 – December 31, 2012 - $630,207.00 per annum ($13.50 per square foot)
January 1, 2013 – December 31, 2015 - $653,548.00 per annum ($14.00 per square foot)
January 1, 2016 – December 31, 2017 - $676,889.00 per annum ($14.50 per square foot)

6. **Extension Option.** Provided Tenant is not then in default under the Lease beyond any applicable grace or cure periods, Tenant shall have the option ("Extension Option") to extend the Term of

this Lease for a period of five (5) years and, if so extended, for an additional five (5) year period in accordance with the provisions set forth below. In the event the Lease Term is so extended, the monthly rental rate per square foot payable during the extended Term shall be at the "Prevailing Market Rental Rate" which shall mean the market rental rate determined as provided below for the most comparable office buildings with similar amenities located Tulsa, Oklahoma. The Prevailing Market Rental Rate shall include such refurbishment allowances as are customary at that time.

If Tenant desires to exercise such Extension Option, it shall send notice thereof ("Extension Notice") to Landlord no more than 365 nor less than 270 days prior to the expiration of the Lease Term, as previously extended if applicable. Landlord and Tenant shall endeavor in good faith to determine by agreement the Prevailing Market Rental Rate within twenty (20) days after Landlord's receipt of Tenant's Extension Notice. If Landlord and Tenant cannot agree within the time stated, each shall appoint an appraiser. Such appointment of appraisers must be made not later than twenty-five (25) days after Landlord's receipt of Tenant's Extension Notice. Each appraiser shall, based on a survey of comparable buildings as described above, arrive at an estimate of the Prevailing Market Rental Rate within fifteen (15) days after their appointment. If the appraisers' estimates are within five percent (5%) of each other, the average of the two shall be the new rental rate for the extended term. If the estimates are more than five percent (5%) apart, the appraisers shall select a third appraiser within three (3) business days or, if they cannot agree or fail to do so, Landlord shall select a third appraiser. The third appraiser shall prepare an estimate of the Prevailing Market Rental Rate as provided above and the two closest of the three estimates shall be averaged to determine the new rental rate for the extended term. The new rental rate determined hereunder shall be subject to CPI increases as provided in the Lease unless Landlord and Tenant agree otherwise.

No later than 180 days prior to the end of the Lease Term, Landlord and Tenant shall execute an amendment to this Lease ("Amendment") stating the new rental rate and Lease expiration date. In the event such an Amendment is not executed as provided above, the Lease Term shall not be extended and the Extension Option hereunder shall terminate.

7. **Expansion of Premises.** Tenant shall have the preferential right to lease any space that is available for lease from time to time on the same floor as the Premises (if the initial Premises is not a full floor) or any adjacent floor, subject to the existing rights of other tenants at the time of lease amendment execution, on the following terms:

a. Tenant will have 20 days after receipt of a notice from Landlord stating that space is available for lease on the same floor(s) as the Premises (if the initial Premises is not a full floor) or any adjacent floor or will become available to exercise the preferential right.

b. Tenant's election to exercise its preferential right shall be made by Tenant's execution of an amendment to the Lease to reflect the addition of space to the Premises and any other changes to the terms of the Lease necessitated by the exercise of the preferential right.

c. Any such space leased by Tenant under the preferential right will be leased at the same rental rate per square foot and on the same terms and conditions as the existing Premises at the time the preferential right is exercised.

d. Rent for any space leased by Tenant under the preferential right will commence on the earlier of (a) sixty (60) days after delivery of the applicable space to Tenant in broom clean and vacuumed condition (with all of the former occupant's furniture, equipment and other personal property removed), ready for construction of Tenant's leasehold improvements, if

any, or (b) the date Tenant begins business operations in such space.

e. If an amendment to the Lease is not executed as provided above, the Premises will not be expanded and Tenant's preferential right hereunder shall terminate.

8. **Identity**. Tenant shall have the right to install its name and/or corporate logo at the entry to the Premises, utilizing Tenant's standard graphics. Landlord will also provide Tenant with listings for Tenant and its designated employees on the lobby directory board, at Landlord's sole cost and expense.

9. **Holdover.** In the event of holding over by Tenant after expiration or other termination of this Lease, or in the event Tenant continues to occupy the Premises after the termination of Tenant's right of possession, Tenant shall be deemed to be a tenant at will, and Tenant shall pay Rent equal on a per diem basis, to 125% of the Base Rental and additional Base Rental which would have been applicable had the term of this Lease continued through the period of such holding over by Tenant. No holding over by Tenant after the expiration of the Lease Term shall be construed to extend the term of the Lease. Tenant will not be subject to consequential damages as a result of any holdover.

10. **Relocation Provision.** Paragraph 46 of the Lease regarding Relocation is hereby deleted.

11. **Broker.** The parties hereto agree that Grubb & Ellis | Levy Beffort, is Tenant's sole and exclusive representative ("Tenant's Broker"). Landlord agrees to pay a commission to Tenant's Broker as per separate agreement with Tenant's Broker. Tenant represents it neither consulted nor negotiated with any broker other than Tenant's Broker with regard to the Premises. Tenant agrees to indemnify, defend and save Landlord harmless from and against any claims for fees or commissions from anyone other than Tenant's Broker.

12. Except as herein expressly amended or modified the terms and conditions of the Lease are hereby ratified and confirmed and shall remain in full force and effect.

13. This Agreement shall not constitute an agreement by Landlord or Tenant and shall not be binding upon Landlord or Tenant unless and until this Agreement shall be executed by Landlord and Tenant.

14. This Agreement may be changed only in writing, signed by both parties, and shall be binding upon and inure to the benefit of Landlord and Tenant, their respective heirs, successors and, as permitted, their assigns.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Seventh Amendment to Lease as of the date first written above.

LANDLORD:

Oral Roberts University,
an Oklahoma corporation

By: [signature]

Name: Tim R Philley

Title: EVP & C.O.O.

11/12/10

TENANT:

ENGlobal Engineering, Inc.
a Texas corporation

By: [signature]

Name: Edward L. Pagano

Title: Chief Executive Officer